Exhibit 99.1

GrowGeneration Appoints Paul Rutenis as Chief Merchant Officer

DENVER, May 27, 2021 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the appointment of Paul Rutenis as Chief Merchant Officer (CMO), effective June 21, 2021.

Mr. Rutenis’ two-decade career in retail spans management positions at several large public companies, including Dicks Sporting Goods, West Marine, JC Penney, and RadioShack.  Rutenis received his B.S. from Clemson University and holds an MBA from the University of St. Louis.

“We’re pleased to bring a seasoned merchandising executive of Paul’s caliber to the GrowGeneration team,” said Darren Lampert, GrowGen’s CEO. “Paul has years of experience leading retail and merchandising strategy for some of the nation’s largest retail chains. His insights will be invaluable as GrowGen continues to scale and build a national chain of hydroponic garden centers and best-in-class private-label brands.”

Mr. Rutenis served as Executive Vice President at West Marine from 2015-2018, where he helped grow the top and bottom line by successfully moving the company to an omni-channel format that enhanced the company’s brick-and-mortar format. At Dicks Sporting Goods, from 2006 to 2011, he helped drive sales and gross margin expansion in private label and branded products.

“I’m honored to join GrowGeneration’s leadership team at this time of record growth and expansion,” said Rutenis. “GrowGen is uniquely positioned in one of the most exciting and dynamic emerging industries in the country, and I look forward to helping build GrowGen’s national brand and portfolio of private-label products.”

About GrowGeneration Corp.

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 55 stores, which include 20 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 2 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B ERP platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
415-309-0230
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:
Website: www.GrowGeneration.com
Instagram: growgen
Facebook: GrowGenerationCorp
Twitter: @GrowGenCorp

SOURCE GrowGeneration